FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
	Dallas, TX 75252		www.pmctrust.com
PMC Commercial Trust Announces First Quarter Financial Results
PMC Commercial Trust
NYSE Amex (Symbol PCC)
www.pmctrust.com

Dallas, TX	May 9, 2011
PMC Commercial Trust (NYSE Amex: PCC) announced first quarter financial results today.
Compared to First Quarter 2010
Income from continuing operations for the first quarter of 2011 decreased to $1,124,000 ($0.11 per share) from $1,267,000 ($0.12 per share) during the first quarter of 2010. Net income decreased to $916,000, or $0.09 per share, during the first quarter of 2011 compared to $1,278,000, or $0.12 per share, for the first quarter of 2010. Significant changes between periods included:
•	Revenues increased $601,000 primarily due to an increase in premium income of $431,000;
•
Expenses increased $611,000 primarily due to a change in provision for (reduction) of loan losses, net which was a provision of $313,000 during the three months ended March 31, 2011 compared to a reduction of $202,000 during the three months ended March 31, 2010; and

•	Discontinued operations incurred a loss of $208,000 during the three months ended March 31, 2011 compared to income of $11,000 during the three months ended March 31, 2010.
Compared to Fourth Quarter 2010
Income from continuing operations for the first quarter of 2011 remained stable at $1,124,000 ($0.11 per share) from $1,107,000 ($0.11 per share) during the fourth quarter of 2010. Net income increased to $916,000, or $0.09 per share, during the first quarter of 2011 compared to $589,000, or $0.06 per share, during the fourth quarter of 2010. The primary cause of the increase in net income from the fourth quarter of 2010 to the first quarter of 2011 was impairment charges of $325,000 recorded during the fourth quarter of 2010 on our real estate owned. There were no impairment charges recorded during the first quarter of 2011.
Management Remarks
Lance B. Rosemore, Chairman of the Board of Trust Managers, stated, “We are pleased to report our 69th consecutive profitable quarter. While earnings continue to be impacted by the continued low level of interest rates, approximately 78% of our portfolio yield is tied to variable rates which can provide us with substantial upside revenue potential when rates rise.
“We are all aware of how the economy has affected business over the last several years. Despite this challenging economic environment, we have created value through patient management of our commercial real estate loan portfolio. By being proactive in identification of problematic situations, we have created solutions which enabled PMC to strengthen collateral positions while not compromising principal recoveries.

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2011
“As our portfolio is predominantly comprised of loans to hospitality operators, we are reassured by recent lodging industry forecasts which anticipate continued positive trends. The results have been observed first hand as we review our borrowers’ recent operating results. We are optimistic that these trends will continue and 2011 will be a year of strong portfolio performance.
“We are also pleased that the cash provided by our operations has increased. As a result of the cash we received from selling the guaranteed portion of our SBA 7(a) loan originations, our Modified Cash during the first quarter of 2011 increased to $1,665,000 compared to $912,000 during the first quarter of 2010.”
Interest Rate Sensitivity
•	Approximately 58% and 20% of our retained loans at March 31, 2011 were based on LIBOR and the prime rate, respectively.
•	LIBOR rates have remained stable.
•	The base LIBOR charged to our borrowers during the first quarter of 2011 was 0.30% compared to 0.29% during the fourth quarter of 2010 and 0.25% during the first quarter of 2010.
•	The base LIBOR for the second quarter of 2011 has been set at 0.30%.
Financial Position
•	Our total assets remained relatively unchanged at $251.6 million at March 31, 2011 compared to $252.1 million at December 31, 2010 and $251.0 million at March 31, 2010.
•	Our retained loan portfolio was also relatively unchanged at $235.3 million at March 31, 2011 compared to $234.9 million at December 31, 2010 and $234.3 million as of March 31, 2010.
•	Our serviced loan portfolio increased to $288.5 million at March 31, 2011 compared to $284.5 million at December 31, 2010.
Portfolio Information
•	During the three months of 2011, we originated $7.9 million of SBA 7(a) loans compared to $10.8 million during the three months of 2010.
•	Our pipeline of outstanding loan commitments was $12.5 million at March 31, 2011 compared to $16.5 million at December 31, 2010.
•	We anticipate our 2011 fundings to be between $40 million and $50 million.
•	Our loan loss reserves have increased and were $1,887,000 at March 31, 2011 compared to $1,609,000 at December 31, 2010 and $1,239,000 at March 31, 2010.
Liquidity
•	The total amount available under our collateralized revolving credit facility is $30 million.
•	The facility currently matures December 31, 2011 and had $12.2 million outstanding at March 31, 2011.
•	We are in the process of completing a new agreement with our current lender which will amend and extend our revolving credit facility.

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2011
Modified Cash
As a REIT, our earnings are typically used to fund our dividends. Since operating cash flows also include lending activities, it is necessary to adjust our cash flow from operating activities for our lending activities to determine coverage of our dividends from operations. Therefore, we adjust net cash provided by operating activities to “Modified Cash.” Management believes that our modified cash available for dividend distributions (“Modified Cash”) is a more appropriate indicator of operating cash coverage of our dividend payments than cash flow provided by (used in) operating activities. Modified Cash is calculated by adjusting our cash provided by (used in) operating activities by (1) the change in operating assets and liabilities and (2) loans funded, held for sale, net of proceeds from sale of guaranteed loans and principal collected on loans (“Operating Loan Activity”). Modified Cash is one of the measurements used by our Board of Trust Managers in its determination of dividends and their timing. In respect to our dividend policy, we believe that the disclosure of Modified Cash adds additional transparency to our dividend calculation and intentions. However, Modified Cash may differ significantly from dividends paid due to timing differences between book income and taxable income and timing of payment of dividends to eliminate or reduce Federal income taxes or excise taxes at the REIT level.
The following reconciles net cash used in operating activities to Modified Cash:

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Net cash used in operating activities	$(1,314)	$(7,920)
Change in operating assets and liabilities	850	(569)
Operating Loan Activity	2,129	9,401

Modified Cash	$1,665	$912

The primary reason for the increase in Modified Cash was cash premiums collected on secondary market loan sales which increased to $828,000 during the first quarter of 2011 compared to $190,000 during the first quarter of 2010.
Dividends
•	Regular quarterly dividends on our common shares of $0.16 per share were declared in March and paid in April.
•	Since inception in 1993, we have paid $172.7 million in dividends or $23.32 per common share.
Financial Position Information

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
	(In thousands, except per share information)
Loans receivable, net	$233,443	$233,218	$231,326	$237,882	$232,852
Total assets	$251,580	$252,127	$250,523	$257,372	$251,033
Debt	$93,447	$92,969	$90,881	$97,045	$91,042
Total equity	$149,881	$150,560	$151,623	$151,897	$152,241
Shares outstanding	10,570	10,560	10,560	10,558	10,548
Net asset value per share	$14.18	$14.26	$14.36	$14.39	$14.43

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2011
PMC Commercial Trust and Subsidiaries
Comparative Results of Operations

	Three Months Ended March 31,
	2011	2010	Inc (Dec) %
	(Dollars in thousands, except per share information)
Income:
Interest income	$3,367	$3,217	5%
Other income	689	238	189%

Total revenues	4,056	3,455	17%

Expenses:
Interest	973	989	(2%)
Salaries and related benefits	1,117	941	19%
General and administrative	504	568	(11%)
Provision for (reduction of) loan losses, net	313	(202)	(255%)

Total expenses	2,907	2,296	27%

Income before income tax benefit (provision) and discontinued operations	1,149	1,159	(1%)

Income tax benefit (provision)	(25)	108	(123%)

Income from continuing operations	1,124	1,267	(11%)

Discontinued operations	(208)	11	NM

Net income	$916	$1,278	(28%)

Basic weighted average shares outstanding	10,561	10,548

Basic and diluted earnings per share:
Income from continuing operations	$0.11	$0.12
Discontinued operations	(0.02)	—

Net income	$0.09	$0.12

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2011
PMC Commercial Trust and Subsidiaries
Quarterly Operating Results

	Three Months Ended
	March 31,	Dec 31,	Sept. 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
	(In thousands)
Revenues:
Interest income	$3,367	$3,339	$3,483	$3,498	$3,217
Other income	689	431	820	437	238

Total revenues	4,056	3,770	4,303	3,935	3,455

Expenses:
Interest	973	974	1,042	1,011	989
Salaries and related benefits	1,117	1,030	986	970	941
General and administrative	504	506	450	644	568
Impairments and provisions	313	252	487	104	(202)

Total expenses	2,907	2,762	2,965	2,729	2,296

Income before income tax benefit (provision) and Discontinued operations	1,149	1,008	1,338	1,206	1,159

Income tax benefit (provision)	(25)	99	(96)	20	108

Income from continuing operations	1,124	1,107	1,242	1,226	1,267

Discontinued operations	(208)	(518)	(35)	(3)	11

Net income	$916	$589	$1,207	$1,223	$1,278

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2011
Taxable Income
REIT Taxable Income:
REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.
The following reconciles net income to REIT taxable income:

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)

Net income	$916	$1,278
Book/tax difference on gains related to real estate	448	389
Book/tax difference on amortization and accretion	(16)	(26)
Loan valuation	188	(197)
Other book/tax differences, net	30	(54)

Subtotal	1,566	1,390

Less: taxable REIT subsidiaries net loss (income), net of tax	(28)	233

REIT taxable income	$1,538	$1,623

Distributions declared	$1,691	$1,688

Weighted average common shares outstanding	10,561	10,548

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2011
Combined Taxable Income:
Primarily as a result of the timing differences for gain recognition on Secondary Market Loan Sales, our combined REIT taxable income and TRS’s taxable income (net of income tax expense) is materially different than our net income. The following table reconciles our net income to our Adjusted Taxable Income, Net of Current Tax Expense:

	Three Months Ended March 31, 2011
	Combined	REIT	TRS’s
	(In thousands, except footnotes)
Net income	$916	$888	$28
Book vs. tax timing differences	1,220	650	570	(1)

Taxable income	2,136	1,538	598
Special item (2)	(448)	(448)	—

Taxable Income, adjusted for special item	1,688	1,090	598
Current income tax expense	(203)	—	(203)

Adjusted Taxable Income, Net of Current Tax Expense	$1,485	$1,090	$395

	Three Months Ended March 31, 2010
	Combined	REIT	TRS’s
	(In thousands, except footnotes)
Net income (loss)	$1,278	$1,511	$(233)
Book vs. tax timing differences	642	112	530 (1)

Taxable income	1,920	1,623	297
Current income tax expense	(102)	—	(102)

Adjusted Taxable Income, Net of Current Tax Expense	$1,818	$1,623	$195

(1)	Includes $468,000 and $701,000 of timing differences during 2011 and 2010, respectively, related primarily to Secondary Market Loan Sales.

(2)	Recognition of deferred gain for tax purposes on the property previously owned by our off-balance sheet variable interest entity.
Adjusted Taxable Income, Net of Current Tax Expense is defined as reported net income, adjusted for book versus tax timing differences and special items. Special items may include, but are not limited to, unusual and infrequent non-operating items. We use Adjusted Taxable Income, Net of Current Tax Expense to measure and evaluate our operations. We believe that the results provide a useful analysis of ongoing operating trends.
Forward Looking Statements
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its shares, which could cause actual results to differ materially from those currently anticipated. The Company’s ability to meet targeted financial and operating results, including loan originations, operating income, net income and earnings per share depends on a variety of economic, competitive, and governmental factors, including changes in real estate market conditions, changes in interest rates and the Company’s ability to access capital under its credit facility or otherwise, many of which are beyond the Company’s control and which are described in the company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect any changes in expectations, subsequent events or circumstances.